EXHIBIT 12

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (Unaudited)




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
($ in thousands)                                 Nine Months Ended September 30,
                                                      2000                1999
                                                    -------             -------
Income before income taxes and
     after minority interest                        $15,572             $19,670
Undistributed equity income                             (66)               (236)
Minority interest income of subsidiaries
     with fixed charges                               8,577               2,782
                                                    -------             -------
Adjusted earnings                                    24,083              22,216
                                                    -------             -------
Interest on debt                                      7,682               7,010
Loan fees                                               111                 -
                                                    -------             -------
Total fixed charges                                   7,793               7,010
                                                    -------             -------
Total available earnings before fixed charges       $31,876             $29,226
                                                    =======             =======
Ratio                                                   4.1                 4.2
                                                    =======             =======







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